Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-282711 on Form S-3, Registration Statement No. 333-293282 on Form S-4, and Registration Statement Nos. 333-34145; 333-177243; 333-220235; 333-240151; 333-257358 on Form S-8 of our reports dated February 27, 2026, relating to the consolidated financial statements of OceanFirst Financial Corp. and the effectiveness of OceanFirst Financial Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 27, 2026